 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 24, 2012

ADVANCED CELL TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 24, 2012, the Company filed a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to increase the number of authorized shares of common stock by 1,000,000,000 shares to a total of 2,750,000,000 shares of common stock. A copy of the Certificate of Amendment is attached as Exhibit 3.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Company’s Special Meeting of Stockholders held on January 24, 2012, the stockholders considered the following matters: (i) a proposal to approve the Certificate of Amendment and (ii) a proposal to adjourn the Special Meeting, if necessary, to establish a quorum or to solicit additional proxies if there are insufficient votes cast in favor of the first proposal. Each proposal is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 28, 2011, for the Special Meeting of Stockholders.

The results detailed below represent the final voting results as certified by the Inspector of Elections:

Proposal 1: Certificate of Amendment

For	Against	Abstentions
1,256,233,126	94,722,293	10,600,714

Proposal 2: Adjourn Special Meeting, if necessary

For	Against	Abstentions
1,263,456,326	81,778,265	16,321,542

The adjournment of the Special Meeting was not necessary because there were sufficient votes at the time of the Special Meeting to establish a quorum and approve the Certificate of Amendment.

Item 8.01. Other Events.

As previously disclosed, the Company entered into settlement agreements with certain holders of convertible promissory notes and warrants that were issued between 2005 and 2010. Pursuant to the settlement agreements, the Company will issue an aggregate of approximately 238 million shares of common stock to the settling holders within 10 business days of the filing of the Certificate of Amendment.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to Certificate of Incorporation as filed on January 24, 2012 with the Delaware Secretary of State.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Cell Technology, Inc.

Date: January 30, 2012	By:	/s/ Gary H. Rabin
Gary H. Rabin Chief Executive Officer